Exhibit 2.1

TERMINATION AGREEMENT

This TERMINATION AGREEMENT (this “Termination Agreement”) is entered into as of October 11, 2022 (the “Effective Date”), by and between G Squared Ascend I Inc., a Cayman Islands exempted company (“SPAC”), Horizon Merger Sub Inc., a Delaware corporation (“Merger Sub”), Transfix, Inc., a Delaware corporation (the “Company”), and Transfix Holdings, Inc., a Delaware corporation (“Holdings”). SPAC, Merger Sub, the Company and Holdings are collectively referred to herein as the “Parties” and individually as a “Party”. Capitalized terms used but not defined in this Termination Agreement shall have the meanings ascribed to them in the Business Combination Agreement (as defined below).

RECITALS

WHEREAS, the Parties are party to that certain Business Combination Agreement, dated as of September 20, 2021 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Business Combination Agreement”);

WHEREAS, pursuant to Section 9.01(a) of the Business Combination Agreement, the Business Combination Agreement may be terminated, and the Mergers and the other Transactions may be abandoned at any time prior to the Acquisition Merger Effective Time, by mutual written consent of SPAC and the Company; and

WHEREAS, the Parties desire to terminate the Business Combination Agreement and abandon the Transactions as set forth herein and in accordance with Section 9.01(a) of the Business Combination Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements set forth in this Termination Agreement, and for other good and valid consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.             Termination of Business Combination Agreement. In accordance with Sections 9.01(a), 9.04 and 9.05 of the Business Combination Agreement and subject to the terms and provisions of this Termination Agreement, the Business Combination Agreement shall be terminated by mutual written consent of the Parties effective as of the Effective Date. As of the Effective Date, all Parties’ right, title, and interest in the Business Combination Agreement will terminate and be of no further legal force or effect, except that, notwithstanding anything to the contrary contained in the Business Combination Agreement, the Note Purchase Agreement (together with the other documents and transactions contemplated thereby), or any of the Transaction Documents, the terms set forth in Section 7.05(b) (Confidentiality), Section 9.03 (Expenses), Article X (General Provisions) and any corresponding definitions set forth in Article I of the Business Combination Agreement, and no others, shall survive the termination of the Business Combination Agreement and remain in full force and effect. The Parties further acknowledge and agree that, as of the Effective Date and by virtue of the termination of the Business Combination Agreement hereby, each of the Ancillary Agreements shall terminate in accordance with their terms, other than the Original FPA (as defined in the Second Amended and Restated Forward Purchase Agreement), which will be reinstated in accordance with its terms.

2.             Mutual Release. Effective from and after the Effective Date, each of SPAC and Merger Sub, on the one hand, and the Company and Holdings, on the other hand, acknowledge and agree, in each case on behalf of itself and each of its respective Affiliates, Subsidiaries, officers, directors, employees, managers, partners, principals, advisors, agents, stockholders, members, investors, equity holders or other representatives, successors, predecessors or assigns (each, a “Releasing Party”), that:

a.                   Releasing Party (i) has no Claims (as defined below), (ii) has not transferred or assigned, or purported to transfer or assign, any Claims, and (iii) will not transfer or assign, or purport to transfer or assign, any Claims, in each case, against the Company or Holdings, on the one hand, or SPAC or Merger Sub, on the other hand, or any of their respective Affiliates, Subsidiaries, officers, directors, employees, managers, partners, principals, advisors, agents, stockholders, members, investors, equity holders or other representatives, successors, predecessors or assigns (collectively, the “Released Parties”);

b.                  Releasing Party hereby unconditionally, irrevocably and forever releases, acquits and discharges the Released Parties from, and covenants not to sue any Released Parties for, any and all claims, demands, allegations, assertions, complaints, controversies, charges, duties, grievances, rights, causes of action, actions, suits, liabilities, debts, obligations, promises, commitments, agreements, guarantees, endorsements, duties, damages, costs, losses, debts and expenses (including attorneys’ fees and costs incurred) of any nature whatsoever, including, notwithstanding anything to the contrary contained in the Business Combination Agreement, the Note Purchase Agreement (together with the other documents and transactions contemplated thereby), or any of the Transaction Documents, relating to fraud or willful breach (whether direct or indirect, known or unknown, disclosed or undisclosed, matured or unmatured, accrued or unaccrued, asserted or unasserted, absolute or contingent, determined or conditional, express or implied, fixed or variable and whether vicarious, derivative, joint, several or secondary) in connection with or arising from the Business Combination Agreement, the Note Purchase Agreement (together with the other documents and transactions contemplated thereby), the Transaction Documents or the Transactions, including but not limited to their negotiation, execution, performance or nonperformance (collectively, “Claims”), that Releasing Party has or had or can, will or may now or hereafter have, including any Claims arising under any applicable Law; provided that the Claims released hereby shall not include, and nothing in this Section 2 constitutes a release or waiver of, any rights of the Releasing Parties arising under that certain Subordinated Convertible Promissory Note Purchase Agreement, dated as of October 11, 2022, by and among the Company and the Lenders (as defined therein), and the other documents and transactions contemplated thereby.

3.             Waiver of Claims under California Civil Code. Effective from and after the Effective Date, the Releasing Parties expressly waive, and each Releasing Party shall be deemed to have expressly waived the provisions, rights, and benefits of California Civil Code §1542, which provides as follows: “A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.” The Releasing Parties further expressly waive any and all provisions, rights, and benefits conferred by any law of any state or territory of the United States, or principle of common law, which is similar, comparable, or equivalent to California Civil Code §1542.

4.             Miscellaneous. Section 7.05(b) (Confidentiality), Section 9.03 (Expenses), and Article X (General Provisions) of the Business Combination Agreement are hereby incorporated by reference as if fully set forth herein and will apply mutatis mutandis to this Termination Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Termination Agreement to be executed as of the Effective Date by their respective officers thereunto duly authorized.

G SQUARED ASCEND I INC.

By:	/s/ Ward Davis
Name:	Ward Davis
Title:	Chief Executive Officer

HORIZON MERGER SUB INC.

By:	/s/ Tom Hoban
Name:	Tom Hoban
Title:	President

TRANSFIX, INC.

By:	/s/ Lily Shen
Name:	Lily Shen
Title:	President and Chief Executive Officer

TRANSFIX HOLDINGS, INC.

By:	/s/ Lily Shen
Name:	Lily Shen
Title:	President and Chief Executive Officer

[Signature Page to Termination Agreement]